GulfMark Announces Impairment Charge
Relating to Vessel Construction

April 15, 2009 - Houston – GulfMark Offshore, Inc. (NYSE:GLF) announced today that a shipyard contracted to construct three vessels for the Company is in default of the contract. Construction of the vessels is no longer in progress. The vessels were previously projected to be delivered to the U.S. market in the first half of 2010. The Company will record an impairment charge against its construction-in-progress of $46.2 million ($29.2 million after tax, or $1.16 earnings per diluted share) in the first quarter of 2009 related to these three vessels.

While the Company intends to pursue all contractual and legal remedies available to recover its investment, due to the uncertainty of recovery, the Company is taking an impairment charge for the full amount of its investment in these vessels. Other than costs to pursue any such remedies, which the Company does not expect will be material, this non-cash charge should not result in future cash expenditures.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy market throughout the world.

Contact:
James (Jay) Harkness, Vice President of Investor Relations and Treasurer
E-mail: Jay.Harkness@GulfMark.com
(713) 963-9522

Edward A. Guthrie, Executive Vice President & CFO
E-mail: Ed.Guthrie@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Forward-looking statements contained in this document include statements regarding GulfMark’s expectation regarding its first quarter impairment charge, the likelihood of any recovery of its investment, and the expectation that none of the impairment charges will result in future cash expenditures other than non-material costs to pursue its remedies.  Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. Among the factors that could cause actual results to differ materially from historical results, or from results or outcomes expected or sought by GulfMark, are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; inability to complete or delay or cost overruns on construction projects and other material factors that are described from time to time in GulfMark’s filings with the SEC, including its Form 10-K for the quarter and year ended December 31, 2008. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.